EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER




                                 BY AND BETWEEN

                 DISEASE SCIENCES, INC., a Delaware corporation

                                       AND

               ICEWEB COMMUNICATIONS, INC., a Delaware corporation





                                 March 21, 2002

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of March 21, 2002 (the "Execution Date"), by and among DISEASE SCIENCES, INC., a Delaware corporation (formerly known as AuctionAnything.com, Inc. ("DSSC") and ICEWEB COMMUNICATIONS, INC., a Delaware corporation ("ICEWEB"). The parties hereto are sometimes hereinafter referred to collectively as the "Companies," or individually as a "Company."

      WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that ICEWEB be acquired by and become a wholly owned subsidiary of DSSC and, in furtherance thereof, the Boards of Directors of the Companies have approved, as applicable, the merger of a Delaware corporation [to be formed and to be a wholly owned subsidiary of DSSC ("Acquisition Sub")] with ICEWEB, upon the terms and subject to the conditions set forth herein; and

      WHEREAS, for federal income tax purposes, it is intended that the merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                    Article I

                                   THE MERGER

      1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), ICEWEB shall be merged (the "Merger") with and into Acquisition Sub, with Acquisition Sub being the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of ICEWEB shall thereupon cease. The Merger shall have the effects set forth in Section 252 of the Delaware General Business Corporation Law ("DGL").

      1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") upon the completion of the filing of properly executed Articles of Merger and Certificate of Merger with the Secretary of State of the State of Delaware, which filing shall be made on the Closing Date after satisfaction of the conditions set forth in Article VIII.

                                   Article II

                    DSSC AND THE SURVIVING AS THE CORPORATION

      Certificate  of   Incorporation  of  the  Surviving   Corporation.   The
Certificate of Incorporation of Acquisition Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

      2.2 Bylaws of the Surviving Corporation. The Bylaws of Acquisition Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

      2.3 Directors and Officers of the Surviving Corporation.

            (a) At the Effective Time the individuals set forth on Schedule 2.3 shall be the initial directors of the Surviving Corporation of the Merger and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

            (b) At the Effective Time the individuals set forth on Exhibit 2.3 shall be the initial officers of the Surviving Corporation of the Merger and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                  Article III

                              CONVERSION OF SHARES

      3.1 Exchange Ratio. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

            (a) (i) Each of the 22,720,500 share of common stock of ICEWEB [the "ICEWEB Common Shares"] issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares as defined in Section 3.6 below and ICEWEB Shares held by DSSC or any subsidiary of DSSC, if any), shall be converted at the Effective Time into the right to receive 1.07 shares of restricted common stock, par value $0.001 per share, of DSSC ("DSSC Common Shares"), for an aggregate of 24,311,000 more or less DSSC Common Shares (odd lots are to be rounded up to the nearest hundred shares);

                  (ii) Each of the 5,441,000 warrants to purchase ICEWEB Common Shares issued and outstanding immediately prior to the Effective Time but not exercised shall be converted at the Effective Time into the right to receive one
(1) warrant to purchase 1.07 DSSC Common Shares upon exercise of said warrant, for an aggregate of 5,441,000 warrants to purchase 1.07 DSSC Common Shares upon exercise of the warrant, more or less (odd lots are to be rounded up to the nearest hundred shares);

                  (iii) Each of the 2,588,000 options to purchase ICEWEB Common Shares issued and outstanding immediately prior to the Effective Time but not exercised shall be converted at the Effective Time into the right to receive one
(1) option to purchase 1.07 DSSC Common Shares upon exercise of said options, for an aggregate of 2,588,000 options to purchase 1.07 DSSC Common Shares upon exercise of the options, more or less (odd lots are to be rounded up to the nearest hundred shares)(the ratio of 1.07 DSSC Common Shares to be received in exchange for each ICEWEB Common Share; the ratio of one (1) warrant to purchase
1.07 DSSC Common Shares to be received upon exercise of the warrant, in exchange for each warrant to purchase one (1) ICEWEB Common Share; and the ratio of one
(1) option to purchase 1.07 DSSC Common Shares to be received upon exercise of the option, in exchange for each option to purchase one (1) ICEWEB Common Share, shall be referred to as the "ICEWEB Exchange Ratio"). The ICEWEB Exchange Ratio is subject to the issuance of additional and authorized but unissued DSSC Shares to all record holders of ICEWEB Shares immediately prior to the Effective Time ("Exchanging ICEWEB Shareholders") in accordance with Section 7.9 below, should Exchanging ICEWEB Shareholders not, in the aggregate be the Controlling DSSC Shareholders (as that term is defined in Section 3.1(a)(iv) below); and

                  (iv) if Exchanging ICEWEB Shareholders do not own at least 66 2/3 percent (66 2/3%) of all issued and outstanding DSSC Shares following the exchange of shares utilizing the ICEWEB Exchange Ratio, for any reason, with all options, warrants and other rights convertible into DSSC Shares being considered as having been fully converted, including ICEWEB warrants exchangeable by ICEWEB Shareholders into DSSC Warrants, but prior to the issuance of any shares, options, warrants or other security convertible to DSSC Shares or any form of recapitalization after the Effective Time (said 66 2/3% status being referred to as the "Controlling DSSC Shareholders") then, and in any such event, DSSC shall immediately issue to Exchanging ICEWEB Shareholders, from authorized but unissued DSSC Shares or DSSC Shares in the treasury, for no additional consideration, that number of DSSC Shares, fully paid and non-assessable, as will cause Exchanging ICEWEB Shareholders to be the Controlling DSSC Shareholders, pro rata, in the proportions their issued and outstanding ICEWEB Shares bear to each other.

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

            (b) At the Effective Time, all ICEWEB Shares (other than the Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such ICEWEB Shares shall thereafter represent the DSSC Shares, into which such ICEWEB Shares have been converted. Certificates representing ICEWEB Shares shall be exchanged for certificates representing whole DSSC Shares.

            (c) If, prior to the Effective Time, DSSC should split or combine the DSSC Shares, or pay a stock dividend or other stock distribution in, DSSC Shares, then the ICEWEB Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend, or other distribution.

            (d) Each ICEWEB Share held in treasury (or held in a subsidiary, as such term is defined in Article IV hereof) and each such Share held by DSSC or any subsidiary of DSSC immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no DSSC Shares shall be issued in exchange therefor.

            (e) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding.

      3.2 Exchange of Shares

            (a) Prior to the Effective Time, DSSC shall select and enter into an agreement with a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent"). No later than the Effective Time, DSSC shall cause the Exchange Agent, pursuant to irrevocable instructions, to make available and deliver, and each holder of ICEWEB Shares (other than Excluded Shares) shall be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such ICEWEB Shares for cancellation, certificates representing the number of DSSC Shares into which such ICEWEB Shares are converted in the Merger. The DSSC Shares into which the ICEWEB Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

            (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding ICEWEB Shares (the "Certificates") whose ICEWEB Shares were converted into DSSC Shares pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as DSSC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing DSSC Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole DSSC Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this
Article III.

            (c) In the event that any stock certificate representing ICEWEB Shares shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed, DSSC shall issue or cause to be issued in exchange for such lost, stolen, or destroyed certificate the number of DSSC Shares into which such shares are converted in the Merger in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of DSSC may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate to give DSSC a standard form of indemnity against any claim that may be made against DSSC with respect to the certificate alleged to have been lost, stolen, or destroyed.

      3.3 Stock Options, Warrants, and other Agreements. Except as shown on
Schedule 3.3, as of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments or agreements of any kind to purchase or issue ICEWEB Shares that are outstanding both as of the date hereof and at the Effective Time (whether or not contingent or otherwise requiring further shareholder

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approval) shall terminate as of the Effective Time, and prior to the Effective
Time, ICEWEB shall take or cause to be taken all necessary actions to ensure that following the Effective Time no participant in any such plan, program or arrangement shall have any right thereunder to acquire any equity securities of ICEWEB or the Surviving Corporation or any subsidiary thereof

      3.4 Dividends; Transfer Taxes. No dividends that are declared on DSSC Shares shall be paid to persons entitled to receive certificates representing DSSC Shares until such persons surrender their certificates representing ICEWEB Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such DSSC Shares shall be issued any dividends which shall have become payable with respect to such DSSC Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any DSSC Shares are to be issued in a name other than that in which the certificate representing ICEWEB Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such DSSC Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of DSSC Shares for any DSSC Shares or dividends thereon or, in accordance with Section 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

      3.5 No Fractional Securities. No certificates or scrip representing fractional DSSC Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article III and no dividend, stock split-up, or other change in the capital structure of DSSC shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a DSSC Share upon surrender of stock certificates for exchange pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average closing price for a DSSC Share on the Nasdaq National Market, Nasdaq SmallCap Market or principal exchange on which its common stock is listed for the five
(5) trading days immediately following the Closing Date (as defined below).

      3.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of ICEWEB shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing DSSC Shares in accordance with the terms hereof. At and after the Effective Time, the holders of Shares to be exchanged for DSSC Shares pursuant to this Agreement shall cease to have any rights as shareholders of ICEWEB except for the right to surrender such stock certificates in exchange for DSSC Shares as provided hereunder.

      3.7 Dissenting Shares. If holders of ICEWEB Shares are entitled to dissent from the Merger and demand appraisal of any such ICEWEB Shares in accordance with the provisions of the DGL concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("Dissenting Holders"), any ICEWEB Shares held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the DGL; provided, however, that each ICEWEB Share held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such ICEWEB Shares, in either case pursuant to the DGL, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive DSSC Shares in accordance with the ICEWEB Exchange Ratio, as applicable.

      3.8 Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301, at 11:00 a.m., local time, no later than 2 business days following the day that

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all the conditions to Closing set forth in Article VIII herein have been satisfied or waived by the applicable Company (the "Closing Date"), subject to satisfaction of the conditions set forth in Article VIII herein.

      3.9 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either DSSC or ICEWEB, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of each, in the name of and on behalf of them as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   Article IV

                    REPRESENTATIONS AND WARRANTIES OF ICEWEB

      As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to DSSC and its subsidiaries or ICEWEB and its subsidiaries, as the case may be, a material adverse effect on the business, assets, results of operations, or financial condition of such party and its subsidiaries taken as a whole or in the ability of such party to materially perform its obligations hereunder, and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.

      ICEWEB represents and warrants, with respect to itself and its subsidiaries, except as disclosed to DSSC in the ICEWEB Schedule of Exceptions identified herein and attached hereto and incorporated herein by this reference, as follows:

      4.1 Organization. Each of ICEWEB and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of ICEWEB and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

      4.2 Capitalization. As of the date hereof, the authorized capital stock of ICEWEB and each of its subsidiaries is as set forth in Schedule 4.2. As of the date hereof, the number of Shares of ICEWEB and the number of shares of ICEWEB preferred stock ("ICEWEB Preferred") which are issued and outstanding is as set forth in Schedule 4.2. All of the issued and outstanding Shares of ICEWEB and ICEWEB Preferred are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of ICEWEB or any agreement by which ICEWEB or any of its subsidiaries or the ICEWEB Shareholders is a party or by which it is bound. Except (a) as set forth above or, (b) as disclosed in Schedule 4.2, there are not as of the date of this Agreement any shares of capital stock of ICEWEB issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating ICEWEB to issue, transfer, or sell any shares of its capital stock.

      4.3 Authority Relative to this Agreement. ICEWEB has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by ICEWEB and the consummation by

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ICEWEB of the transactions contemplated hereby have been duly authorized by its
Board of Directors, and have been consented to by the requisite votes of ICEWEB's shareholders consenting to this transaction , and no other corporate proceedings on the part of ICEWEB are necessary to approve this Agreement or the transactions contemplated hereby.

      4.4 Consents and Approvals; No Violations. Except filing and recordation of Articles or Certificates of Merger under the DGL, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by ICEWEB of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by ICEWEB, nor the consummation by it of the transactions contemplated hereby, nor compliance by ICEWEB with any of the provisions hereof, shall (a) result in any breach of the Certificate of Incorporation or Bylaws of ICEWEB, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any type of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which ICEWEB or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to ICEWEB, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches and defaults, that would not have a material adverse effect on ICEWEB.

      4.5 Financial Statements and Related Securities Matters. The audited balance sheet dated September 30, 2000 and the unaudited balance sheet dated September 30, 2001 fairly present in all material respects the consolidated financial position of ICEWEB and its subsidiaries as of the respective dates thereof, and the other related statements included therein fairly present in all material respects the results of operations, changes in stockholders' equity and cash flows of ICEWEB and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein. The financial statements are as set forth on
Schedule 4.5. ICEWEB has not, in connection with the sale or purchase of ICEWEB Shares, directly or indirectly, by the use of any means or instrumentality of interstate commerce, or of the mails, or of any facility of any national securities exchange, or otherwise, (a) employed any device, scheme, or artifice to defraud; (b) made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or (c) engaged in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person, in connection with the purchase or sale of any security. There have been no investigations of ICEWEB by the SEC or any state Blue Sky Commission and ICEWEB knows of no reason any such investigation should be commenced

      4.6 Absence of Certain Changes or Events; Undisclosed Liabilities.

            (a) Since September 30, 2001, neither ICEWEB nor any of its subsidiaries has, except as disclosed on Schedule 4.6: (i) taken any of the actions set forth in Sections 6.1 hereof; (ii) incurred any liability material to ICEWEB and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (iii) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of ICEWEB or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by ICEWEB to DSSC pursuant hereto); or (iv) subsequent to the date hereof, except as permitted by Section 6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

            (b) Neither ICEWEB nor its subsidiaries has any liability (and the Company is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability which individually or is in the aggregate

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are reasonably likely to have a Material Adverse Effect on ICEWEB) except for
(i) liability set forth on the face of the September 30, 2001 balance sheet,
(ii) liabilities which have arisen after the September 30, 2001 balance sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, infringement, or violation of law), and (iii) items identified in Schedule 4.6.

      4.7 Litigation. As of the date of this Agreement, and to ICEWEB's knowledge, except as set forth in Schedule 4.7, (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or to ICEWEB's knowledge threatened against or involving ICEWEB or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against ICEWEB or any of its subsidiaries; and (iii) ICEWEB and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them, except to the extent that such events, violations or incidents set forth in (i) through (ii) above in the aggregate would not have a Material Adverse Effect on ICEWEB. ICEWEB has furnished to DSSC in writing, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending; or to its best knowledge, threatened against or involving ICEWEB or any of its subsidiaries, or any of their properties or rights as of the date hereof. All such litigation descriptions are set forth in Schedule 4.7.

      4.8 Contracts.

            (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which ICEWEB or any of its subsidiaries is a party that relates to or affects the assets or operations of ICEWEB or any of its subsidiaries or to which ICEWEB or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of ICEWEB and in full force and effect (with respect to ICEWEB or such subsidiary), except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.8 sets forth a complete list of all material contracts. For purposes of this Agreement a material contract shall be any contract or agreement which involves consideration in excess of $5,000. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in Schedule 4.1, there are no existing defaults by ICEWEB or any of its subsidiaries thereunder or, to the knowledge of ICEWEB, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect except as set forth in Schedule 4.7.

            (b) Except for this Agreement and any agreement listed in Schedule 4.8, neither ICEWEB nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $5,000 per annum, in the case of any such agreement with an individual; (ii) joint venture agreement; (iii) noncompetition or similar agreements that restricts ICEWEB or its subsidiaries from engaging in a line of business; (iv) agreement with any executive officer or other employee of ICEWEB or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving ICEWEB of the nature contemplated by this Agreement and which provides for the payment of in excess of $5,000; (v) agreement with respect to any executive officer of ICEWEB or any subsidiary providing any term of employment or compensation guaranty in excess of $5,000 per annum; or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

      4.9 Employee Benefit Plans.

            (a) Disclosed in Schedule 4.9 is a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section

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3(3) of the Employee Retirement Income Security Act of 1974, as amended
("ERISA")) policy or agreement that is maintained (all of the foregoing, the "Benefit Plans"), or is or was contributed to by ICEWEB or pursuant to which ICEWEB or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with ICEWEB would be deemed a "single employer" within the meaning of Section 4001 of ERISA, is still potentially liable for payments, benefits, or claims. A copy of each Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement, and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to DSSC. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA).

            (b) Each of the Benefit Plans that are subject to ERISA is in compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Code is so qualified; and no event has occurred, and to ICEWEB's knowledge, there exists no condition or set of circumstances, in connection with which ICEWEB or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.

            (c) All contributions or other amounts payable by ICEWEB or its subsidiaries through September 30, 2001 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of ICEWEB made available to DSSC. Any contributions or other amounts payable by ICEWEB or its subsidiaries for periods between September 30, 2001 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or shall be either paid or accrued in the normal course of business on the books and records of ICEWEB at or prior to the Effective Time. There are no pending, or, to the knowledge of ICEWEB, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.

            (d) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of ICEWEB or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).

      4.10 Taxes. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest, or other assessments imposed by any United States federal, state, or local authority or any other taxing authority on ICEWEB or any of its Tax Affiliates (as hereinafter defined) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties, or assessments of any nature, whatsoever. ICEWEB has filed or caused to be filed timely and accurately in all material respects all federal, state, local, and foreign tax returns required to be filed or requests for extensions to file such returns have been timely filed, by each of its and any member of its consolidated, combined, unitary, or similar group (each such member a "Tax Affiliate"), except to the extent that any failure to file or inaccuracies in filed returns would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on ICEWEB. ICEWEB has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or shall establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither ICEWEB nor any of its Tax Affiliates has any liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither ICEWEB nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment, or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed, or assessed. No waiver or extension of time to assess any taxes has been given or requested. The Internal Revenue Service or comparable state agencies have never audited ICEWEB's federal and state income tax returns.

      4.11 Compliance With Applicable Law. ICEWEB and each of its subsidiaries holds all licenses, permits, and governmental authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of ICEWEB and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to ICEWEB or any of its subsidiaries except for such licenses, permits, governmental authorizations, the failure of which, and violations of which, would not have in the aggregate a Material Adverse Effect on ICEWEB.

      4.12 Subsidiaries. Schedule 4.12 lists all the subsidiaries of ICEWEB as of the date of this Agreement and indicates for each such corporate subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by ICEWEB or one of such wholly-owned subsidiaries;
(ii) fully paid and non-assessable; and (iii) owned by ICEWEB or one of such wholly owned subsidiaries free and clear of any claim, lien, or encumbrance.

      4.13 Labor and Employment Matters. Except as set forth in Schedule 4.13,
(a) ICEWEB and its subsidiaries are and have been in compliance in all respects with all applicable laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, including, such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety, and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of ICEWEB is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to ICEWEB or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against ICEWEB or any of its subsidiaries; (d) no union representation question or union organizational activity exists respecting the employees of ICEWEB or any of its subsidiaries; (e) no collective bargaining agreement exists which is binding on ICEWEB or any of its subsidiaries; (f) neither ICEWEB nor any of its subsidiaries has experienced any work stoppage or other labor difficulty; and (g) in the event of termination of the employment of any of the current officers, directors, employees, or agents of ICEWEB or any of its subsidiaries, neither ICEWEB nor any of its subsidiaries shall pursuant to any agreement or by reason of anything done prior to the Effective Time by ICEWEB or any of its subsidiaries be liable to any of said officers, directors, employees, or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits, except to the extent that any matter in Items (a), (b), (f) and (g) could reasonably be expected individually or in the aggregate to have a Material Adverse Effect on ICEWEB.

      4.14 Intellectual Property.

            (a) Except as set forth in Schedule 4.14(b) and to the extent that any inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ICEWEB:

                  (i) ICEWEB and each of its subsidiaries owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

                  (ii) no claims are pending or, to the knowledge of ICEWEB, threatened that ICEWEB or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to ICEWEB or any of its subsidiaries;

                  (iii) as of the date of this Agreement, to the knowledge of
                        ICEWEB, no person is infringing on or otherwise violating any right of ICEWEB or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to ICEWEB or any of its subsidiaries; and

                  (iv) as of the date of this Agreement, neither ICEWEB nor any of its subsidiaries have received any notice of any claim challenging the ownership or validity of any Intellectual Property owned by ICEWEB or any of its subsidiaries or challenging ICEWEB's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it.

            (b) For purposes of this Agreement, "Intellectual Property" is listed in Schedule 4.14 (a) and means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable, or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable, or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code, and data); licenses, immunities, covenants not to sue, and the like relating to the foregoing. Any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing are listed in Schedule 4.14(b).

            (c) Schedule 4.14(c) sets forth a list of all domain names owned by ICEWEB. ICEWEB has full and complete ownership of all domain names.

      4.15 Insurance. Except to the extent that the lack of an insurance policy would not reasonably be expected to have a Material Adverse Effect on ICEWEB, ICEWEB and each of its subsidiaries have insurance policies, including fire and casualty policies, that ICEWEB believes are necessary to conduct its business. All policies of insurance insuring ICEWEB or any of its subsidiaries or their respective businesses, assets, employees, officers, and directors are in full force and effect. As of the date hereof, there are no claims by ICEWEB or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. At the Closing Date, all ICEWEB insurance policies continue in full force and effect. Schedule 4.15 lists all of ICEWEB and each of its subsidiaries' insurance policies.

      4.16 State Anti-Takeover Statutes. The ICEWEB Board of Directors has approved this Agreement, and the transactions contemplated hereby and thereby. Such approval constitutes approval of the Merger and other transactions contemplated hereby and thereby by the ICEWEB Board of Directors as required by the DGL. No state anti-takeover statute is applicable to the Merger.

      4.17 Absence of Certain Business Practices. Neither ICEWEB nor any director, officer, employer, or agent of the foregoing, nor any person acting on its behalf, directly or indirectly has to ICEWEB's knowledge given or agrees to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject ICEWEB to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, (ii) if not given in the past, might have had a Material Adverse Effect on ICEWEB, or (iii) if not continued in the future, might have a Material Adverse Effect on ICEWEB or which might subject ICEWEB to suit or penalty in any private or governmental litigation or proceeding.

      4.18 DSSC Shares. The Company acknowledges that each certificate representing a DSSC Share shall contain a restrictive legend set forth in
Schedule 4.18, representing that these Shares have not been registered under the Securities Act. The Shares may not be sold or offered for sale or otherwise distributed without an effective registration statement for the Shares under the Securities Act or an opinion of counsel satisfactory to DSSC that such registration is not required as to the sale, offer or distribution thereof.

      4.19 No Undisclosed Information. No provision of this Article or of any Schedule or any document or agreement furnished by ICEWEB contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make this statement contained herein or therein in light of the circumstances under which such statements were made, not misleading. No preclosing investigation of ICEWEB, its subsidiaries, their respective assets for their businesses shall relieve ICEWEB of its obligation under this Agreement.

      4.20 Required Vote of ICEWEB Shareholders. The affirmative vote of the holders of a majority of outstanding shares of ICEWEB Common is required to approve the Merger. No other vote of the stockholders of ICEWEB is required by law, the Certificate of Incorporation or bylaws of ICEWEB or otherwise in order for ICEWEB to consummate the Merger and the transactions contemplated hereby. Stockholders holding in excess of 50% of the outstanding shares have agreed to vote for the merger.

                                   Article V

                     REPRESENTATIONS AND WARRANTIES OF DSSC

      DSSC represents, warrants and agrees, with respect to itself and its subsidiaries, except as disclosed to ICEWEB in the DSSC Schedule of Exceptions identified herein and attached hereto and incorporated herein by this reference, as follows:

      5.1 Organization. Each of DSSC and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of DSSC and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

      5.2 Capitalization. As of the date hereof, the authorized capital stock of DSSC and each of its subsidiaries is as set forth in Schedule 5.2. As of the date hereof, the number of DSSC Shares and the number of shares of DSSC preferred stock ("DSSC Preferred") which are issued and outstanding, and the record holder said DSSC Shares are as set forth in Schedule 5.2. All of the issued and outstanding

DSSC Shares and DSSC Preferred are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of DSSC or any agreement by which DSSC or any of its subsidiaries is a party or by which it is bound. Except
(a) as set forth above or, (b) described in DSSC SEC Report, (c) as disclosed in
Schedule 5.2, there are not as of the date of this Agreement any shares of capital stock of DSSC issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating DSSC to issue, transfer, or sell any shares of its capital stock.

      5.3 Authority Relative to this Agreement. DSSC has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by DSSC and the consummation by DSSC of the transactions contemplated hereby have been duly authorized by its Board of Directors, and no votes of the DSSC Shareholders is necessary to approve this Agreement or the transactions contemplated hereby.

      5.4 Consents and Approvals; No Violations. Except for applicable requirements, including those under the Securities Act of 1933, the Securities Exchange Act of 1934 (the "Exchange Act"), the principal exchange on which its common stock is listed state law relating to takeovers, state securities or blue sky laws, and, as applicable, filing and recordation of Articles of Merger under the DGL, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by ICEWEB of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by DSSC, nor the consummation by it of the transactions contemplated hereby, nor compliance by DSSC with any of the provisions hereof, shall (a) result in any breach of the Certificate of Incorporation or Bylaws of DSSC, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any fight of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which DSSC or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to DSSC, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.

      5.5 Reports, Financial Statements, and Related Securities Matters. DSSC has filed all reports except as set forth in Schedule 5.5 required to be filed by it with the SEC pursuant to the Exchange Act and required to be filed by state securities regulators ("Blue Sky Commissions") since it was first required to so file, including, without limitation, an Annual Report on Form 10-KSB for the year ended January 31, 2001, and DSSC officers, directors, insiders, and holders of the requisite minimum amounts of DSSC Shares (collectively "DSSC Insiders") have filed all reports required to be filed by DSSC Insiders with the SEC and with Blue Sky Commissions (collectively, the "DSSC SEC/Blue Sky Reports"), and has previously furnished or made available to ICEWEB true and complete copies of all such DSSC SEC/Blue Sky Reports. None of such DSSC SEC/Blue Sky Reports, as of their respective dates (as amended or supplemented through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the DSSC SEC/Blue Sky Reports fairly presents in all material respects the consolidated financial position of DSSC and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of DSSC and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto. . DSSC has not, in connection with the sale or purchase of DSSC Shares, directly or indirectly, by the use of any means or instrumentality of interstate commerce, or of the mails, or of any facility of any national securities exchange, or otherwise, (a) employed any device, scheme, or artifice to defraud; (b) made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or (c) engaged in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person, in connection with the purchase or sale of any security. Except as set forth in Schedule 5.5 or in the SEC reports, there have been no investigations of DSSC by the SEC or any state Blue Sky Commission and DSSC knows of no reason any such investigation should be commenced.

      5.6 Absence of Certain Changes or Events; Undisclosed Liabilities.

            (a) Since October 31, 2001, neither DSSC nor any of its subsidiaries has except as disclosed on Schedule 5.6 or in the DSSC SEC Reports: (i) taken any of the actions set forth in Section 6.1 hereof;(ii) incurred any liability material to DSSC and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (iii) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of DSSC or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by DSSC pursuant hereto); or
(iv) subsequent to the date hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

            (b) Neither DSSC nor its subsidiaries has any liability (and the Company is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability which in the aggregate are reasonably likely to have a Material Adverse Effect on DSSC) except for (i) liability set forth on the face of the October 31 balance sheet, (ii) liabilities which have risen after the October 31, balance sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, torte, infringement, or violation of law), and (iii) items identified in Schedule 5.6.

      5.7 Taxes. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest, or other assessments imposed by any United States federal, state, or local authority or any other taxing authority on DSSC or any of its Tax Affiliates (as hereinafter defined) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties, or assessments of any nature, whatsoever. DSSC has filed or caused to be filed timely and accurately in all material respects all material federal, state, local, and foreign tax returns required to be filed or requests for extensions to file such returns have been timely filed, by each of its and any member of its consolidated, combined, unitary, or similar group (each such member a "Tax Affiliate"), except to the extent that any failure to file or inaccuracies in filed returns would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on DSSC. DSSC has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or shall establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither DSSC nor any of its Tax Affiliates has any liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither DSSC nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment, or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed, or assessed. No waiver or extension of time to assess any taxes has been given or requested. The Internal Revenue Service or comparable state agencies have never audited DSSC's federal and state income tax returns.

      5.8 Compliance With Applicable Law. DSSC and each of its subsidiaries holds all licenses, permits, and governmental authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of DSSC and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to DSSC or any of its subsidiaries except for such licenses, permits, governmental authorizations, the failure of which, and violations which, would not reasonably be expected to have in the aggregate a Material Adverse Effect on DSSC.

      5.9 Intellectual Property.

            (a) Except as set forth in Schedule 5.9(b) and to the extent that any inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), in the aggregate, would not reasonably be expected to have a Material Adverse Effect on DSSC:

                  (i) DSSC and each of its subsidiaries owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

                  (ii) no claims are pending or, to the knowledge of DSSC, threatened that DSSC or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to DSSC or any of its subsidiaries;

                  (iii) as of the date of this Agreement, to the knowledge of DSSC, no person is infringing on or otherwise violating any right of DSSC or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to DSSC or any of its subsidiaries; and

                  (iv) as of the date of this Agreement, neither DSSC nor any of its subsidiaries have received any written notice of any claim challenging the ownership or validity of any Intellectual Property owned by DSSC or any of its subsidiaries or challenging DSSC's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it.

            (b) For purposes of this Agreement, "Intellectual Property" is listed in Schedule 5.9(a) and means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable, or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable, or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code, and data); licenses, immunities, covenants not to sue, and the like relating to the foregoing. Any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing are set forth in
Schedule 5.9(b).

            (c) Schedule 5.9(c) sets forth a list of all domain names owned by DSSC. DSSC has full and complete ownership of all domain names.

      5.10 Absence of Certain Business Practices. Neither DSSC nor any director, officer, employer, or agent of the foregoing, nor any person acting on its behalf, directly or indirectly has to DSSC's knowledge given or agree to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject DSSC to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, (ii) if not given in the past, might have had a Material Adverse Effect on DSSC, or (iii) if not continued in the future, might have a Material Adverse Effect on DSSC or which might subject DSSC to suit or penalty in any private or governmental litigation or proceeding.

      5.11 Litigation. As of the date of this Agreement, and to DSSC's knowledge except as set forth on Schedule 5.11 (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or threatened against or involving DSSC or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body;
(ii) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against DSSC or any of its subsidiaries; and (iii) DSSC and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them, except to the extent that such events, violations or incidents set forth in (i) through (iii) above in the aggregate would not reasonably be expected to have a Material Adverse Effect on DSSC. DSSC has furnished to DSSC in writing, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending; or to its best knowledge, threatened against or involving DSSC or any of its subsidiaries, or any of their properties or rights as of the date hereof. All such litigation descriptions are set forth in Schedule 5.11.

      5.12 Contracts.

            (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which DSCC or any of its subsidiaries is a party that relates to or affects the assets or operations of DSCC or any of its subsidiaries or to which DSCC or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of DSCC and in full force and effect (with respect to DSCC or such subsidiary), except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 5.12 sets forth a complete list of all material contracts. For purposes of this Agreement a material contract shall be any contract or agreement which involves consideration in excess of $5,000. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in
Schedule 5.12, there are no existing defaults by DSCC or any of its subsidiaries thereunder or, to the knowledge of DSCC, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect except as set forth in Schedule 4.8.

            (b) Except for this Agreement and any agreement listed in Schedule 5.12, neither DSCC nor any of its subsidiaries is a party to any oral or written
(i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $5,000 per annum, in the case of any such agreement with an individual; (ii) joint venture agreement; (iii) noncompetition or similar agreements that restricts DSCC or its subsidiaries from engaging in a line of business; (iv) agreement with any executive officer or other employee of DSCC or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving DSCC of the nature contemplated by this Agreement and which provides for the payment of in excess of $5,000; (v) agreement with respect to any executive officer of DSCC or any subsidiary providing any term of employment or compensation guaranty in excess of $5,000 per annum; or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

      5.13 Required Vote of DSSC Stockholders. No DSSC stockholder votes are necessary to enter into and complete this Agreement and Merger.

      5.14 Real Estate. DSSC owns no real property.

      5.15 Cash Requirement. As of the Closing, DSCC, will have no obligation to have any available cash.

      5.16 DSSC Controlling Shareholders. Based on the ICEWEB Exchange Ratio, the Exchanging ICEWEB Shareholders shall be the DSSC Controlling Shareholder at the Effective Time.

      5.17 Employee Benefit Plans.

            (a) Disclosed in Schedule 5.17 is a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) policy or agreement that is maintained (all of the foregoing, the "Benefit Plans"), or is or was contributed to by DSSC or pursuant to which DSSC or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with DSSC would be deemed a "single employer" within the meaning of Section 4001 of ERISA, is still potentially liable for payments, benefits, or claims. A copy of each Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement, and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to DSSC. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA).

            (b) Each of the Benefit Plans that are subject to ERISA is in compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Code is so qualified; and no event has occurred, and to DSSC's knowledge, there exists no condition or set of circumstances, in connection with which DSSC or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.

            (c) All contributions or other amounts payable by DSSC or its subsidiaries through December 31, 2001 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of DSSC made available to DSSC. Any contributions or other amounts payable by DSSC or its subsidiaries for periods between December 31, 2001 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or shall be either paid or accrued in the normal course of business on the books and records of DSSC at or prior to the Effective Time. There are no pending, or, to the knowledge of DSSC, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.

            No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of DSSC or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).

      5.18 Subsidiaries. Schedule 5.18 lists all the subsidiaries of DSSC as of the date of this Agreement and indicates for each such corporate subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by DSSC or one of such wholly-owned subsidiaries; (ii) fully paid and non-assessable; and (iii) owned by DSSC or one of such wholly owned subsidiaries free and clear of any claim, lien, or encumbrance.

      5.19 Insurance. Except to the extent that the lack of an insurance policy would not reasonably be expected to have a Material Adverse Effect on DSSC, DSSC and each of its subsidiaries have insurance policies, including fire and casualty policies, that DSSC believes are necessary to conduct its business. All policies of insurance insuring DSSC or any of its subsidiaries or their respective businesses, assets, employees, officers, and directors are in full force and effect. As of the date hereof, there are no claims by DSSC or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. At the Closing Date, all DSSC insurance policies continue in full force and effect. Schedule 5.19 lists all of DSSC and each of its subsidiaries' insurance policies.

      5.20 State Anti-Takeover Statutes. The DSSC Board of Directors has approved this Agreement, and the transactions contemplated hereby and thereby. Such approval constitutes approval of the Merger and other transactions contemplated hereby and thereby by the DSSC Board of Directors as required by the DGL. No state anti-takeover statute is applicable to the Merger.

      5.21 No Undisclosed Information. No provision of this Article or of any Schedule or any document or agreement furnished by DSSC contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make this statement contained herein or therein in light of the circumstances under which such statements were made, not misleading. No pre-closing investigation of DSSC, its subsidiaries, their respective assets, or their businesses shall relieve DSSC of its obligation under this Agreement.

                                   Article VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

      6.1 Conduct of Business Pending the Merger. ICEWEB and DSSC agree on their own behalf and on behalf of their subsidiaries that, except as may be agreed to by the parties hereto or may be permitted by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time:

            (a) the respective businesses of ICEWEB and DSSC and their subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

            (b) ICEWEB, DSSC and their subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries;
(ii) amend their Certificate of Incorporation or Bylaws; or (iii) split, combine, or reclassify any shares of their outstanding capital stock or declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property in respect of their capital stock, or directly or indirectly redeem, purchase, or otherwise acquire any shares of their capital stock or other securities or shares of the capital stock or other securities of any of their subsidiaries;

            (c) ICEWEB, DSSC and their subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver, or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, their capital stock of any class or exchangeable into shares of stock of any class or any voting debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise), except that each Company may issue shares required to be issued upon exercise of existing stock options, warrants, or similar plans, or under other contractual commitments previously made, which options, warrants, plans, or commitments have been disclosed in writing to the other party; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge, or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume, or prepay any material indebtedness, liability, or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances, or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

            (d) ICEWEB and DSSC shall use their reasonable efforts, consistent with prudent business practice, to preserve intact the business organization of the Company and their subsidiaries, to keep available the services of their present officers and key employees, and to preserve the goodwill of those having business relationships with ICEWEB and DSSC;

            (e) ICEWEB and DSSC shall not knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; and

            (f) ICEWEB and DSSC shall use reasonable efforts to prevent any representation or warranty of ICEWEB and of DSSC herein from becoming untrue or incorrect in any material respect.

      6.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, ICEWEB and DSSC agree as to itself and their subsidiaries that, they shall not, without the prior written consent of the other party (a) enter into, adopt, or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, or other employee benefit plan, agreement, trust, plan, fund or other arrangement between the Company and one or more of its officers, directors, or employees, in each case so as to materially increase the benefits thereunder (collectively, "Compensation Plans"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers, or employees (including any such increase pursuant to any Compensation
Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment, or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program, or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or
(e) enter into or renew any contract, agreement, commitment, or arrangement providing for the payment to any director, officer, or employee of DSSC or ICEWEB of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

      6.3 Current Information. From the date of this Agreement to the Effective Time, each of ICEWEB and DSSC shall cause one or more of their designated representatives to confer with each other on a regular and frequent basis and to report the general status of each Company's ongoing operations and financial condition. ICEWEB and DSSC shall promptly notify each other of any material change in the normal course of business or in its or its subsidiaries' properties.

      6.4 Legal Conditions to Merger. Each of DSSC and ICEWEB shall, and shall cause their subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of shareholders, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement.

                                  Article VII

                              ADDITIONAL AGREEMENTS

      7.1 Access and Information.

            (a) ICEWEB and DSSC shall afford to each other and their financial advisors, legal counsel, accountants, consultants, and other representatives access during normal business hours throughout the period from the date hereof to thirty days subsequent to the date hereof to all of their books, records, properties, facilities, personnel commitments, and records (including but not limited to Tax Returns) and, during such period, each shall furnish promptly all information concerning its business, properties, and personnel as each party may reasonably request in order for the requesting party to fully investigate the business and affairs of ICEWEB or DSSC prior to the Effective Time (the "Inspection").

All information furnished by a party pursuant hereto shall be treated as the sole property of the furnishing party until consummation of the Merger contemplated hereby. The parties shall hold any such information that is nonpublic in confidence. This Confidentiality Agreement shall survive the termination of this Agreement.

      7.2 Acquisition Proposals.

            (a) ICEWEB and its subsidiaries shall not, and shall use its best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants, and other agents and representatives (for purposes of this Section 7.2 only, being referred to as "affiliates") not to, initiate, solicit, or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with any person other than DSSC relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). ICEWEB shall promptly notify the others orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other parties hereto a copy of any written proposal.

            (b) DSSC and its subsidiaries shall not, and shall use its best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants, and other agents and representatives (for purposes of this Section 7.2 only, being referred to as "affiliates") not to, initiate, solicit, or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with any person other than DSSC relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). DSSC shall promptly notify the others orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other parties hereto a copy of any written proposal.

      7.3 Public Announcements. So long as this Agreement is in effect, each Company agrees that it shall obtain the approval of the other party prior to issuing any press release and shall use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the Nasdaq National Market, Nasdaq SmallCap Market or principal exchange on which its common stock is listed.

      7.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses as set forth in Schedule 7.4

      7.5 Additional Agreements.

            (c) Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

            (d) Each Company shall cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders, and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

      7.6 Survival of Representations and Warranties. The respective representations and warranties of ICEWEB and DSSC contained in this Agreement shall not survive the Effective Time, with the following exceptions: (I) if any breach of DSSC's representations and warranties contained in Article V (a) result in any liability to DSSC of more than $100,000.00 for any single breach, or (b) result in Exchanging ICEWEB Shareholders not being the Controlling DSSC Shareholders under the ICEWEB Exchange Ratio (as determined in accordance with Section 7.9 below) then DSSC may elect, as and for its sole remedies the non-recourse remedies set forth in Section 7.9 below; and (II) the John/Goldstein Maximum DSSC Share Sales Covenant set forth in Section 7.10 shall survive the Effective Time .

      7.7 Shareholders' Meetings. ICEWEB shall, as soon as reasonably practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold (and reconvene and hold if adjourned for any reason) a special meeting of its stockholders or acting by majority of the ICEWEB Shareholders for the purpose of voting or consenting to approve this Agreement and the Merger and the other transactions contemplated hereby. ICEWEB shall, through its Board of Directors, recommend to its shareholders approval of such matters.

      7.8 Access After the Closing; Cooperation after Closing. ICEWEB and DSCC agree to permit Dr. Wayne Goldstein and Brian S. John to have access to all books and records of DSCC and its subsidiaries (including, but not limited to, tax returns and other corporate and financial records upon reasonable prior notice) until the later to occur of the following events: (a) five years following the Effective Time; or (b) until Goldstein and John are no longer DSSC Shareholders. Goldstein and John agree to work with the new DSSC management team to effectuate a smooth transition and to fully cooperate with the new management team in the identification and gathering of data in connection with pending audits and other financial reviews required by the new management team

7.9 ICEWEB's Non-Recourse Remedies. In the event of a DSSC breach of representations and warranties that survives the Effective Time as referenced in
Section 7.6 above, in the event of any liability to DSSC of more than $100,000.00 for any single breach, for a period of one (1) year after the Effective Time, (excluding any DSSC liability to Gary Schultheis or Herb Tabin) DSSC may offset from the John/Goldstein Shares 100% of all such liabilities above $100,000.00 per liability, at a value per DSSC Share of the greater of $0.20 per share or the average price for the five (5) trading days immediately preceding the discovery of the breach. In the event of such an offset, those John/Goldstein Shares which are surrendered shall be returned to the DSSC treasury and the John/Goldstein Shares shall be reduced proportionate to the holdings of John and Goldstein respectively. The John/Goldstein Shares shall be made available and tendered to DSSC for a period of no more than one (1) year after the Effective Time to respond to any offset arising from a breach as aforesaid.

      7.10. John and Goldstein agree that they may not ever sell in the aggregate more than 10% of the daily trading volume of DSSC Shares each for the day on which John and/or Goldstein wish to sell DSSC Shares (this obligation shall be referred to as the "John/Goldstein Maximum DSSC Share Sales Covenant"). However, in the event the DSSC Shares are ever traded on a national securities exchange, including the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, or NASDAQ Small Caps (but excluding the current status as an OTC bulletin board stock), the John/Goldstein Maximum DSSC Share Sales Covenant shall be lifted as of the date trading commences on a national securities exchange.

                                  Article VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      8.1 Conditions to the Companies' Obligation to Effect the Merger. The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by a writing signed by DSSC and ICEWEB:

            (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote and/or consent of the shareholders of ICEWEB in accordance with applicable law.

            (b) No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of any Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.

            (c) Other than the filing of Articles or Certificate of Merger with the Department of State for the State of Delaware, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are reasonably necessary for the consummation of the Merger, shall have been filed, occurred, or been obtained (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

            (d) All state securities or blue sky permits and other authorizations necessary to issue the DSSC Shares (including satisfactory evidence of the nature of the ICEWEB Shareholders) in exchange for the Shares of ICEWEB and to consummate the Merger shall have been received.

            (e) There shall not be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to any Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon DSSC or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon any Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

            (f) The other Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the other Company contained in this Agreement shall be true at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and each Company shall have received a certificate of the Chairman of the Board, the President, or an Executive Vice President of the other Company as to the satisfaction of this condition.

            (g) All representations and warranties of ICEWEB contained in
Article IV and all representations and warranties of DSSC contained in Article V shall be true as of the date of execution of this Agreement, through and including the Effective Time.

      8.2 Conditions to Obligations of DSSC. The obligations of DSSC to carry out the transactions contemplated by this Agreement are subject, at the option of DSSC, to the satisfaction, or waiver by DSSC, of the following conditions:

            (a) DSSC shall have received evidence satisfactory to it that a sufficient number of ICEWEB Shareholders are accredited or sophisticated investors. Schedule 8.2(a) sets forth the evidence that is satisfactory.

            (b) The consent listed on Schedule 8.2(b) shall have been obtained

            (c) Such other action or agreements that are reasonably necessary in the reasonable opinion of DSSC or its counsel

      8.3 Conditions to Obligations of ICEWEB. The obligations of ICEWEB to carry out the transactions contemplated by this Agreement are subject, at the option of ICEWEB, to the satisfaction, or waiver by ICEWEB, of the following conditions:

            (a) Brian S. John ("John") and Dr. Wayne Goldstein ("Goldstein") shall have entered into share exchange agreements with DSSC, the result of which shall be that John and Goldstein shall exchange an aggregate of 59,609 shares of DSSC Common Stock in exchange for (I) $55,000 in cash at closing, and (ii) forgiveness of a stock purchase note of $10,000 owing by John and Goldstein to DSSC. On consummation of the Share Exchange, John and Goldstein will own an aggregate of 580,000 shares of DSSC Common Stock, 180,000 shares of which are subject to a Registration Statement on Form S-8 for 400,000 shares of restricted DSSC Common Stock (said 580,000 DSSC Shares shall be referred to as the "John/Goldstein Shares").The restrictions on the John/Goldstein Shares shall be as set forth in Schedule 8.3(a) attached (the "John/Goldstein Restriction").

            (b) Such other actions or agreements that are reasonably necessary in the reasonable opinion of ICEWEB or its counsel.

            (c) The resignations of all the officers and directors of DSSC.

                                   Article IX

                        TERMINATION, AMENDMENT AND WAIVER

      9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of ICEWEB, as follows:

            (a) By mutual written consent of all of the parties.

            (b) By ICEWEB or DSSC if the Effective Time shall not have occurred on or before the close of business on September 21, 2002.

      9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Company or their respective officers or directors (except as set forth in Sections 7.4, 7.5, 9.2, 10.1, 10.5 and 10.9 hereof all of which shall survive the termination). Nothing contained in this Section 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

      9.3 Amendment. No amendment to this Agreement shall be made which alters the Exchange Ratio (subject to the DSSC Controlling Shareholder requirement at all times) or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such extensions or waivers shall be in writing, executed by each of DSSC and ICEWEB. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure

                                   Article X

                               GENERAL PROVISIONS

      10.1 Brokers. Each Company represents and warrants to the others that no broker, finder, or financial advisor is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party hereto, except as reflected in Schedule 10.1 hereto.

      10.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) If to Disease Sciences, Inc.

                  DISEASE SCIENCES, INC.
                  20283 State Road 7
                  Suite 300
                  Boca Raton, FL  33498
                  Attention:  Dr. Wayne Goldstein

            (b) If to ICEWEB Communications, Inc.

                  ICEWEB Communications, Inc.
                  620 Herndon Parkway, Suite
                  360
                  Herndon, VA
                  20170-5483
                  Attention:  John Signorello


      10.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.4 Entire Agreement: Assignment. This Agreement (including the Exhibits, Schedules, and other documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise.

      10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

      10.6 Parties in Interest. Except for Section 7.8, hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit, or remedies of any nature whatsoever or by reason of this Agreement.

      10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

      10.8 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      10.9 Jurisdiction and Venue. Each Party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in the Circuit Court of Fairfax County, Virginia or the United States District Court for the Eastern District of Virginia, Alexandria Division, a it being understood and agreed that DSSC's headquarters will, on and after the Effective Time, be transferred to ICEWEB's current Fairfax County, Virginia headquarters. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Virginia court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Virginia court or to any claim that such Virginia court is an inconvenient forum.

      10.10 Investigation. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

      IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

DISEASE SCIENCES, INC.,                  ICEWEB COMMUNICATIONS, INC.,
a Delaware corporation                   a Delaware corporation


By: /s/ Dr. Wayne Goldstein              By: /s/ John Signorello
   --------------------------------         --------------------------------
   Name:  Dr. Wayne Goldstein               Name:  John Signorello
   Title: President                         Title: CEO


DR.  WAYNE  GOLDSTEIN  AND  BRIAN  JOHNS
JOIN IN THIS  AGREEMENT  PERSONALLY  FOR
THE SOLE  PURPOSE  OF  EVIDENCING  THEIR
AGREEMENT TO THOSE  PROVISIONS  RELATING
TO THE  JOHN/GOLDSTEIN  SHARES CONTAINED
IN PARAGRAPHS _____________


By: /s/ Dr. Wayne Goldstein
   --------------------------------
   Dr. Wayne Goldstein, individually


By: /s/ Brian Johns
   --------------------------------
   Brian Johns, individually

                                  SCHEDULE 2.3
                             OFFICERS AND DIRECTORS
                               OF ACQUISITION SUB


The initial officers and directors of the Surviving Corporation shall be John R. Signorello, CEO and Chairman of the Board and those other persons designated on this Schedule as amended between the Execution Date and the Effective Time.

                                  SCHEDULE 3.3
         HOLDERS OF ICEWEB STOCK OPTIONS, WARRANTS, AND OTHER AGREEMENTS

CERT #       SHARES           WARRANTS          OPTIONS           TOTAL
-------------------------------------------------------------------------
43              5000             10000                0             15000
-------------------------------------------------------------------------
39              7500             15000                0             22500
-------------------------------------------------------------------------
30             25000             50000                0             75000
-------------------------------------------------------------------------
35             12500             25000                0             37500
-------------------------------------------------------------------------
40              5000             10000                0             15000
-------------------------------------------------------------------------
34             15000             30000                0             45000
-------------------------------------------------------------------------
32             25000             50000                0             75000
-------------------------------------------------------------------------
47              2500              5000                0              7500
-------------------------------------------------------------------------
45              5000             10000                0             15000
-------------------------------------------------------------------------
37             10000             20000                0             30000
-------------------------------------------------------------------------
15            125000            250000                0            375000
-------------------------------------------------------------------------
25             25000             50000                0             75000
-------------------------------------------------------------------------
21             50000            100000                0            150000
-------------------------------------------------------------------------
44              5000             10000                0             15000
-------------------------------------------------------------------------
28             25000             50000                0             75000
-------------------------------------------------------------------------
20             75000            150000                0            225000
-------------------------------------------------------------------------
33             25000             50000                0             75000
-------------------------------------------------------------------------
22             50000            100000                0            150000
-------------------------------------------------------------------------
31             25000             50000                0             75000
-------------------------------------------------------------------------
14            125000            250000                0            375000
-------------------------------------------------------------------------
11            500000           1000000                0           1500000
-------------------------------------------------------------------------
11            125000            250000                0            375000
-------------------------------------------------------------------------
17            100000            200000                0            300000
-------------------------------------------------------------------------
27             25000             50000                0             75000
-------------------------------------------------------------------------
36             10000             20000                0             30000
-------------------------------------------------------------------------
16            100000            200000                0            300000
-------------------------------------------------------------------------
12            500000           1000000                0           1500000
-------------------------------------------------------------------------
19             75000            150000                0            225000
-------------------------------------------------------------------------
42              5000             10000                0             15000
-------------------------------------------------------------------------
38              8000             16000                0             24000
-------------------------------------------------------------------------
26             25000             50000                0             75000
-------------------------------------------------------------------------
13            375000            750000                0           1125000
-------------------------------------------------------------------------
41              5000             10000                0             15000
-------------------------------------------------------------------------
29             25000             50000                0             75000
-------------------------------------------------------------------------
24             50000            100000                0            150000
-------------------------------------------------------------------------
23             50000            100000                0            150000
-------------------------------------------------------------------------
29             25000             50000                0             75000
-------------------------------------------------------------------------
18             75000            150000                0            225000
-------------------------------------------------------------------------
 1          17000000                 0           600000          17600000
-------------------------------------------------------------------------
 5            600000                                               600000
-------------------------------------------------------------------------
 3           1400000                 0           600000           2000000
-------------------------------------------------------------------------
 2           1000000                 0           100000           1100000
-------------------------------------------------------------------------
                                                1288000           1288000
-------------------------------------------------------------------------
            22720500           5441000          2588000          30749500
-------------------------------------------------------------------------

                                  SCHEDULE 4.2
                              ICEWEB CAPITALIZATION

      The authorized capital of IceWEB is 250,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of the Execution Date there are 22,720,500 ICEWEB Common Shares outstanding. As of the date of execution of the Agreement there are no Preferred Shares outstanding. The rights and preferences accorded to the Preferred Stock are not defined at this time.


As of the Execution Date there are 5,441,000 warrants to purchase ICEWEB Common Shares issued and outstanding. None of said warrants has been exercised.

As of the Execution Date there are 2,588,000 options to purchase ICEWEB Common Shares issued and outstanding. None of said options has been exercised.



See spreadsheet attached to Schedule 3.3.

                                  SCHEDULE 4.5
                           ICEWEB FINANCIAL STATEMENTS

                         (TO BE PROVIDED WITHIN 60 DAYS)


                                  SCHEDULE 4.6
                           CHANGES OF EVENTS - ICEWEB

      Except for the ICEWEB Common Stock, Warrants, and Options issued in the ordinary course of business and reflected in the relevant Schedules attached to this Agreement, there are no changes, etc. prohibited by Paragraph 4.6.


                                  SCHEDULE 4.7
                               LITIGATION - ICEWEB

No litigation is pending.


                                  SCHEDULE 4.8
                               CONTRACTS - ICEWEB

ICEWEB is an operating business actively engaged in various aspects of the streaming media business, including webcasting and other dissemination of voice, video, and data across the Internet. The company has full-time employees, leased space, and customer contracts in the ordinary course of business.

No further disclosure will be made in this Schedule and DSSC has waived any further disclosure in this Schedule. Financial statements and information statements set forth material information


                                  SCHEDULE 4.9
                         EMPLOYEE BENEFIT PLANS - ICEWEB

                      Medical and Dental Insurance and 401K


                                  SCHEDULE 4.12
                              SUBSIDIARIES - ICEWEB

The only subsidiary of Iceweb Communications, Inc., a Delaware corporation, is Iceweb Worldwide, Inc., a Virginia corporation


                                  SCHEDULE 4.13
                      LABOR AND EMPLOYMENT MATTERS - ICEWEB

There are no pending labor or employment controversies.


                      SCHEDULES 4.14(a), 4.14(b) & 4.14(c)
                     INTELLECTUAL PROPERTY MATTERS - ICEWEB

Schedule 14.4(a)

Iceweb owns software assets, including source code, object code, documentation, licensing rights, and other incidents of ownership of software assets. Certain of these assets are denominated the E-Course Engine, PowerPoint Pro, IceShow, IceSlide, IceCast, IceShowPro, IceMaker, IceStudio and IceEnterprise. There are other webcasting software assets and other software assets owned by Iceweb.

Iceweb claims ownership of the ICEWEB, E-COURSE ENGINE, POWERPOINT PRO, ICESHOW, ICESLIDE, ICECAST, ICESHOWPRO, ICEMAKER, ICESTUDIO, and other marks; copyrights; inventions; trade secrets; know-how and show-how; contractual confidentiality, non-disclosure and invention assignment rights; acknowledgments that Iceweb intellectual property assets were created for Iceweb as works for hire by contractors and employees; and other intellectual property rights. At this time Iceweb holds no US, foreign or state registered trademarks or service marks, no US or foreign registered copyrights, and no US or foreign patents.

Schedule 14.4(b)

There are substantial infringements of Iceweb intellectual property rights. Legal action has been taken against infringers. On advice of counsel, the infringement activities being addressed at this time will not be disclosed in this schedule. Following the institution of litigation, if any litigation is required, the names and details of the infringement will be disclosed, unless disclosure is prohibited by a court of competent jurisdiction.

Schedule 14.4(c)

iceweb.com
learningstream.com


                                  SCHEDULE 4.15
                           INSURANCE POLICIES - ICEWEB

SEE ATTACHED


                                  SCHEDULE 5.2
                               DSSC CAPITALIZATION

As of the date of execution of the Agreement there are 100,000,000 DSSC Common Shares authorized, of which 10,750,000 are issued and outstanding. As of the date of execution of the Agreement there are 1,000,000 DSSC Preferred Shares authorized, of which none is outstanding. The rights and preferences accorded to the 1,000,000 Shares of Preferred Stock are not defined at this time.

The 10,750,000 DSSC Common Shares are held by the persons and in the quantities as set forth in Exhibit 1 to this Schedule 5.2.

Dr. Goldstein holds 3,590,000 DSSC Common Shares. Brian Johns holds 2,590,000 DSSC Common Shares, for a combined total of 6,180,000 DSSC Common Shares. 5,600,000 of these DSSC Common Shares shall be redeemed by DSSC at the Effective Time in consideration for (a) forgiveness of $10,000 promissory notes owing by each to DSSC; and (b) payment of $55,000 by DSSC to each of Goldstein and John. 580,000 DSSC Common Shares are being retained collectively by Goldstein and John in the respective amounts to which they agree.

Therefore, the source of the approximately 24,311,000, more or less DSSC Common Shares being exchanged for approximately 22,720,500 ICEWEB Common Shares, as rounded up [odd lots are to be rounded up to the nearest hundred shares] is as follows: 5,600,000 DSSC Common Shares shall have been returned to the DSSC Treasury following the redemption of the John and Goldstein DSSC Common Shares; and approximately 18,711,000 additional DSSC Common Shares shall be issued from the DSSC Treasury.

As of the date of the execution of this Agreement there are 6,980,000 warrants to purchase DSSC Common Shares issued and outstanding. None of said warrants has been exercised.

As of the date of the execution of this Agreement, on a fully diluted basis, there are 10,750,000 DSSC Common Shares issued and outstanding and 6,980,000 unexercised warrants to purchase DSSC Common Shares issued and outstanding, for a total of 17,730,000 DSSC Common Shares on a fully diluted basis.

EXHIBIT 1

         DESCRIPTION             SHARES             WARRANTS             TOTAL
--------------------------------------------------------------------------------
                John             2590000                                2590000
--------------------------------------------------------------------------------
           Goldstein             3590000                                3590000
--------------------------------------------------------------------------------
               Tabin              700000                                 700000
--------------------------------------------------------------------------------
          Schultheis              700000                                 700000
--------------------------------------------------------------------------------
   1600 Shareholders              470000             1880000            2350000
--------------------------------------------------------------------------------
        Villaponteau              400000                                 400000
--------------------------------------------------------------------------------
       2nd Placement             1700000             5100000            6800000
--------------------------------------------------------------------------------
               Float              600000                                 600000
--------------------------------------------------------------------------------
            Warrants                                 6980000
--------------------------------------------------------------------------------

               Total            10750000                               17730000
--------------------------------------------------------------------------------
                                                                       (5600000)
--------------------------------------------------------------------------------

       Retained Vote                                                   12130000
--------------------------------------------------------------------------------


                                  SCHEDULE 5.5
                                   SEC REPORTS

      DSSC has not filed a Form 8K/A with respect to the financial statements required for a completed acquisition.


                                  SCHEDULE 5.6
                            CHANGES OF EVENTS - DSSC

NONE


                        SCHEDULES 5.9(a), 5.9(b) & 5.9(c)
                      INTELLECTUAL PROPERTY MATTERS - DSSC

Schedule 5.9(a)

DSSC TO PROVIDE

Schedule 5.9(b)

NONE

Schedule 5.9(c)

Diseasesciences.com
Superantioxidants.com
Healthspansciences.com

                                  SCHEDULE 5.11
                                LITIGATION - DSSC

On December 27, 2001, an action was instituted in the Circuit Court for the Fifteenth Judicial Circuit for Palm Beach County, Florida, entitled Christopher Mayr v. Disease Science, Inc. f/k/a Auction Anything.com, Inc. The Complaint seeks damages in an undisclosed amount from the Company arising out of an incentive Stock Option Agreement dated August 25, 2000 held by a former employee who blames the Company for his failure to exercise his option on a timely basis following his departure from employment.

On February 5, 2002, the Company received a Notice of Demand for Arbitration from Investek Holdings, LLC claiming the company violated a no-reverse stock split provision in their agreement with the Company. Documentation involving this transaction is incomplete and somewhat contradictory, but stock records for the Company reflect Investek Holdings maintaining 1,000 shares of common stock (e.e., 10,000 share pre-reverse stock split). No formal arbitration has been requested by Investek.


                                  SCHEDULE 5.12
                      CONTRACTS & OTHER OBLIGATIONS - DSSC


Promissory notes payable to Herb Tabin and Gary Schultheis.

THERE ARE NO OTHER CONTRACTUAL OBLIGATIONS UNDER THIS SCHEDULE.

THERE ARE NO TAXES OWING TO ANY LOCAL, STATE OR FEDERAL TAXING AUTHORITY

HEALTHSPAN AGREEMENTS

R&D AGREEMENT

EMPLOYMENT AGREEMENT WITH VILIPANTO


                                  SCHEDULE 5.17
                          EMPLOYEE BENEFIT PLANS - DSSC

None


                                  SCHEDULE 5.18
                               SUBSIDIARIES - DSSC

    The only subsidiary of DSSC is HealthSpan Sciences - 51% owned by DSSC


                                  SCHEDULE 5.19
                                INSURANCE - DSSC

Health insurance - Aetna US Healthcare. John and Goldstein to amend or transfer the policy from DSSC to third party. John and Goldstein to the extent covered shall pay for such insurance costs.

Liability -- None

D&O - None

No other insurance.

                                  SCHEDULE 7.4
                                    EXPENSES


      Expenses of the merger, including attorneys and accounting fees, shall be borne by the party incurring said expenses, except Iceweb shall pay all outstanding legal fees owed to Atlas Pearlman, P.A., except $2,000 of which shall be paid by DSSC. Any liabilities, except disclosed liabilities which accrued prior to the date hereof and which are disclosed to Iceweb by 4/21/02 shall be the liability of John/Goldstein to the extent they exceed $10,000.


                                 SCHEDULE 8.2(b)
                                    CONSENTS


None.

                                 SCHEDULE 8.3(a)
                          JOHN /GOLDSTEIN RESTRICTIONS


The restrictions on this stock are referenced in the Agreement in connection with setoff rights.